EXHIBIT 99.1

Team, Inc. Resumes Stock Repurchase Program

SUGAR LAND, Texas, Jan. 13, 2015 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE:TISI) today announced that it has resumed share repurchases of its outstanding common stock under the existing June 2014 authorization from its Board of Directors. The amount of share repurchases remaining pursuant to that authorization is $36.7 million. The last time Team repurchased shares was 2013.

"We are very pleased with our performance in the first half of Fiscal 2015 and with our near and longer term outlook. We believe resumption of our stock buy-back program is a reflection of that confidence," said Ted W. Owen, Team's President and CEO.

About Team, Inc.

Headquartered near Houston, Texas, Team Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 125 locations throughout the world. Team's common stock is traded on the New York Stock Exchange under the ticker symbol "TISI".

CONTACT: Greg L. Boane
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